EXHIBIT 21

HMS HOLDINGS CORP.

LIST OF SUBSIDIARIES

State Of
Subsidiary	Incorporation
Accordis Inc.	New York
401 Park Avenue South
New York, NY 10016

Health Management Systems, Inc.	New York
401 Park Avenue South
New York, NY 10016

Health Receivables Management, Inc.	Delaware
820 West Jackson Boulevard, Suite 725
Chicago, IL 60607

HMS Business Services Inc.	New York
401 Park Avenue South
New York, NY 10016

Reimbursement Services Group Inc.	New York
401 Park Avenue South
New York, NY 10016